EXHIBIT 10.2(h)

THIS EMPLOYMENT AGREEMENT made and entered into this 19th day of April, 2004 between Bank of Louisa, N.A., a national banking association, (“Employer”) and George D. Yancey (“Employee”).

WHEREAS, Employer is a national banking association with its headquarters located in Louisa County, Virginia (“Bank”); and,

WHEREAS, Employee has agreed to serve as President & Chief Executive Officer of the Bank; and,

WHEREAS, the parties wish to establish the terms and conditions of Employee’s employment.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1. RELATIONSHIP AND DUTIES BETWEEN THE PARTIES.

1.1 Bank of Louisa, N.A.

Employer agrees to employ Employee on the effective date of this Agreement as President & Chief Executive Officer of the Bank, and to perform such services and duties as the board of directors of the Bank may, from time to time, designate during the term hereof. Subject to the terms and conditions hereof, Employee will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office, subject to the direction of the Chairman and the Bank’s Board of Directors (“Bank Board”).

1.1.2 Employee shall serve on the Bank Board and as a member of its Executive Committee and such other committees as the Bank Board may designate, subject to the terms hereof.

1.2 Employee Undertakings.

1.2.1 Employee accepts such employment and shall devote his full time, attention, and best efforts to the diligent performance of his duties herein specified and as an officer of the Bank. While employed by Employer, the Employee will not, without the prior express consent of the Chairman of the board of directors, accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit which Employer or the Bank Board may consider to be in conflict with the best interests of the Bank or to be in competition with the Bank, or which may interfere in any way with the Employee’s performance of his duties hereunder. It is understood that Employee does have the right to participate in passive investments including income producing real estate that do not conflict with the interest of the Bank.

1.2.2 Employer shall not require the Employee, as a part of his duties, to perform or to participate in any activity which constitutes a violation of any state or federal law, rule, ordinance or regulation.

2. DEFINITIONS.

2.1 “Complete disability” shall mean the inability of Employee, due to illness, accident, or any other physical or mental incapacity, completely to fulfill his obligations hereunder for an aggregate of ninety (90) days within any period of 180 consecutive days during the term hereof.

2.2 “Cause” shall include, without limitation: dishonesty; theft; conviction of a crime, which is either (a) a felony, or (b) a misdemeanor involving moral turpitude or financial impropriety; unethical business conduct; activity which is contrary to the Bank’s interests; gross or repeated negligence in carrying out Employee’s duties; or material violation of Employee’s obligations hereunder after having given employee written notice of the Cause asserted and thirty (30) days to cure.

2.3 “Employer” shall be deemed synonymous with the terms “Bank” or “Bank Board”, whenever the context so requires.

3. TERMS OF EMPLOYMENT

3.1 Term.

3.1.1 The term of Employee’s employment with the Bank shall be for three (3) years from the effective date of this agreement (the “Term”); provided, however, the Bank may, at its option and in its sole discretion, not later than 30 days prior to the end of the Term, renew the Term for an additional, successive two (2) year period (the “Renewal Term”) subject to the same terms and conditions as are applicable during the initial Term, and subject to such appropriate increases in salary and other benefits as the parties may agree upon, unless terminated earlier pursuant to the terms hereof.

3.1.2 Employee’s employment pursuant to this Agreement shall be terminated by the first to occur of any of the following:

3.1.2.1 The death of Employee;

3.1.2.2 The complete disability of Employee,

Notwithstanding the foregoing, the Bank may terminate the Employee’s employment with the Bank with Cause (subject to the definition in 2.2) upon written notice to the Employee. Discharge for “Cause” will require a two-thirds majority vote of the Bank Board, exclusive of the Employee.

3.2 Termination Without Cause. Employee shall serve at the pleasure of the Bank Board. Employer may terminate this Agreement without cause at any time upon an affirmative vote of two-thirds (2/3) of all members of the Bank Board, whether or not in attendance at the meeting or voting upon the issue. In the event of such termination without Cause by Employer, Employee shall be paid a severance payment equal to Employee’s annual base salary in effect at the time of termination. Such severance pay shall be paid in a lump sum, less applicable tax withholdings, not later than thirty (30) days following the effective date of termination. Employee shall not be entitled to any performance bonus for the year of termination, except as may be awarded in the sole discretion of the Bank Board.

4. COMPENSATION

For all services which Employee may render to Employer during the term hereof, Employer shall pay to Employee, subject to such deductions as may be required by law, according to the schedule set out below:

4.1 Base Salary and Performance Bonus. From the effective date hereof, Employee shall receive for the term of this Agreement a salary based on an annual rate of $110,000, payable in equal semi-monthly installments, subject to such deductions as may be required by law. In addition, the Employee shall be paid an Automobile Allowance of $500 per month. The Employee will receive performance reviews at least annually at the end of each fiscal year from the Chairman of the Bank Board, and the Employee’s base salary may be increased but not decreased at the sole discretion of the Bank Board. Furthermore, Employee shall be entitled to an annual monetary performance bonus that is commensurate with the Employee’s performance for the calendar year earned, and payable no later than January 15th of each year.

4.2 Change of Control. In addition, in the event of a Change of Control (as defined below) of the Bank’s parent company during the term of this Agreement or any renewals thereof and Employee’s employment terminates for any reason within one (1) year of such action, Employee shall be entitled to a severance pay equal to three times his annual salary in effect at that time. Change of Control shall mean (A) the acquisition of the Bank’s parent company by another Person (as defined below) by means of any transaction or series of related transactions (including without limitation any reorganization, share exchange, merger or consolidation, whether of the Bank’s parent company with or into any other Person or Persons or of any other Person or Persons with or into the Bank’s parent company, but excluding any merger effected exclusively for the purpose of changing the domicile of the Bank’s parent company and excluding any share exchange, consolidation or merger following which the stockholders of the Bank’s parent company who immediately prior to such share exchange, consolidation or merger held more than 50% of the equity (or voting power) of the Bank’s parent company hold more than 50%

of the equity (or voting power)of the entity surviving such share exchange, consolidation or merger or any entity controlling such surviving entity; (B) the sale or transfer by the Bank’s parent company of all or substantially all its assets; or (C) a transaction or series of transactions in which a Person or group of Persons (other than an existing shareholder of the Bank’s parent company or any Affiliate (as defined below) thereof directly or indirectly acquires beneficial ownership of more than 50% of the voting power of the Bank’s parent company but excluding any registered offerings of the stock of the Bank’s parent company. Person shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization. Affiliate shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The severance payment due pursuant to this Paragraph 4.2 shall be in lieu of any severance payment which may be due Employee pursuant to any other provision of this Agreement. It is the intention of the Parties that no payment be made or benefit provided to Employee pursuant to this Agreement or any other plan or agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Holding Company or the imposition of an excise tax on Employee under Section 4999 of the Internal Revenue Code. If the independent accountants serving as auditors for the Bank’s parent company on the date of a Change of Control (or any other accounting firm designated by the Holding Company) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Bank’s parent company under Section 280G of the Internal Revenue Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the Parties. Employee shall have the right to designate within a reasonable period, which payments or benefits will be reduced; provided, however, that if no direction is received from Employee, the Bank’s parent company shall implement the reductions in its discretion.

4.3 Termination for Cause. If Employee is terminated for cause prior to the end of a fiscal year, Employer shall not be obligated to pay any annual performance bonus for the year of, and any year, after such termination, notwithstanding whether the Employee has met the requirements to earn components of an annual performance bonus.

4.4 Fees. If Employee serves on the Bank Board or the board of directors of any affiliate of the Bank, or a committee thereof, Employee shall not be entitled to directors fees or meeting fees unless otherwise determined by the Bank Board.

5. OTHER BENEFITS

During the term of Employee’s employment hereunder, Employer shall provide the following to Employee:

5.1 Employee shall be entitled to participate in the employee health and disability insurance benefits, paid sick leave, paid vacation and other paid or unpaid leave as may be provided by the Bank under its applicable personnel policies. Approved attendance at meetings or conventions of banking associations or organizations shall not be charged against Employee’s annual vacation entitlement.

5.2 In the event that Employee is terminated by Employer for any reason other than cause, Employee may elect to continue the health and disability insurance benefits for twelve months, or such greater period as applicable law may require, provided Employee timely pays the applicable premium cost therefor.

6. EXPENSES

Upon Employee’s presentment to Employer of expense reports acceptable to Employer and which are in sufficiently detailed form to comply with standards for deduction of business expenses established from time to time by the Internal Revenue Service, Employer will reimburse Employee for such expenses approved by Employer and incurred by Employee in connection with performance of his duties hereunder.

7. POST TERMINATION COVENANTS

7.1 At such time as Employee’s employment by Employer terminates, whether during the initial term of employment or thereafter, Employee agrees that for six (6) months following such termination he will not engage (either individually or as an employee, director, consultant or representative of any other person or entity) in any business activity in which the Bank or any of its affiliates engages or has formulated plans to engage, within a five (5) mile radius of any location of the Bank, or any location of its affiliated banks.

7.2 Furthermore, for one (1) year following such termination, Employee agrees that he will not, without the prior written consent of Employer:(i) furnish anyone with the name of, or any list or lists which identify, any customers or stockholders of the Employer or utilize such list or information himself; (ii) furnish, use, or divulge to anyone any confidential information of Employer acquired by him from Employer and relating to Employer’s business activities; (iii) solicit any customer of Employer for such person’s business for another bank or similar financial institution; (iv) solicit for any other employer (including himself) any employee of the Employer; (v) pursue an actual or potential business opportunity of interest to and which could be pursued by Employer which came to the attention of Employee in connection with his employment with Employer and which Employee had not previously offered in writing to Employer with sufficient advance notice to allow Employer to examine and pursue or reject such opportunity. Excepted from the requirements of subparagraphs (i) and (ii) in this paragraph is any information which is or becomes publicly available information through no fault or act of Employee.

7.3 It is understood and agreed by the parties hereto that the provisions of this section are independent of each other, and to the extent any provision or portion thereof shall be determined by a court of competent jurisdiction to be unenforceable, such determination shall not affect the validity or enforceability of any other provision of this paragraph or the remainder of this Agreement.

8. WAIVER OF PROVISIONS

Failure by any of the parties hereto to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the obligation of future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in writing signed by or on behalf of all the parties.

9. GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the same shall not affect the remaining provisions hereof.

10. MODIFICATION AND AMENDMENT

This Agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all parties hereto.

11. COUNTERPARTS AND HEADINGS

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The headings set out herein are for convenience of reference and shall not be deemed a part of this Agreement.

12. INJUNCTIVE RELIEF

In the event of a breach or threatened breach by Employee of any of the provisions hereof, and notwithstanding any other provision in this Agreement, Employer, in addition to any other available rights or remedies, shall be entitled to such temporary restraining orders and permanent injunctions, as are allowable and authorized by the laws of the Commonwealth of Virginia based on the facts of the case, to restrain such breach by Employee and/or any persons directly or indirectly acting for or with him. Employee’s obligations under paragraph 7 hereof shall remain binding and enforceable according to its terms notwithstanding expiration or termination of the other terms of this Agreement or the expiration or termination of Employee’s employment relationship with the Bank.

13. SUCCESSORS

This Agreement shall inure to the benefit of and be binding upon the Employer, its successors and assigns and upon the Employee, and his heirs and personal representatives. Neither this Agreement nor performance hereunder may be assigned by Employee or Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

EMPLOYEE:

By:	/s/ George D. Yancey (SEAL)
George D. Yancey, President~CEO

EMPLOYER: BANK OF LOUISA, N.A.

By:	/s/ John J. Purcell, Jr. (SEAL)
John J. Purcell, Jr. Chairman of the Board